April 2024

Preliminary Pricing Supplement No. 1,771

Registration Statement Nos. 333-275587; 333-275587-01

Dated April 9, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due April 24, 2029

Fully and Unconditionally Guaranteed by Morgan Stanley

▪	Linked to the Nasdaq-100 Index® (the “underlying index”)
▪	The securities offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest, do not guarantee the repayment of principal and are subject to potential automatic call prior to the maturity date upon the terms described below. The securities have the terms described in the accompanying product supplement for principal at risk securities, index supplement and prospectus, as supplemented or modified by this document.
▪	Automatic Call. The securities will be automatically called if the closing level of the underlying index on any of the calculation days is greater than or equal to the starting level for a call payment equal to the face amount plus a call premium. The call premium applicable to each calculation day will be a percentage of the face amount that increases for each calculation day based on a simple (non-compounding) return of at least 7.95% per annum (to be determined on the pricing date). No further payments will be made on the securities once they have been called.
▪	Maturity Payment Amount. If the securities are not automatically called, you will receive at maturity a cash payment per security as follows:
▪ If the ending level of the underlying index is less than the starting level, but greater than or equal to 75% of the starting level, which we refer to as the threshold level, you will receive a maturity payment amount of $1,000 per $1,000 security.
▪ If the ending level of the underlying index is less than the threshold level, investors will be exposed to the full decline in the underlying index on a 1-to-1 basis, and will receive a maturity payment amount that is less than 75% of the face amount of the securities and could be zero.
▪	Investors may lose a significant portion, or all, of the face amount of the securities.
▪	The securities are for investors who are willing to forgo current income and participation in the appreciation of the underlying index in exchange for the possibility of receiving a call payment or maturity payment amount greater than the face amount of the securities if the underlying index closes at or above the starting level on a calculation day or the final calculation day, respectively.
▪	Investors will not participate in any appreciation of the underlying index.
▪	The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program
▪	All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment
▪	These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in the underlying index.

The current estimated value of the securities is approximately $955.00 per security, or within $55.00 of that estimate.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Securities” on page 4.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 10.  All payments on the securities are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for principal at risk securities, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated February 22, 2024 or to the corresponding sections of such prospectus, as applicable.  Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per security	$1,000	$28.25	$971.75
Total	$	$	$
(1)	Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $28.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $20.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2)	In respect of certain securities sold in this offering, we may pay a fee of up to $5.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

(3)	See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Principal at Risk Securities dated November 16, 2023	Index Supplement dated November 16, 2023

Prospectus dated February 22, 2024

Morgan Stanley	Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due April 24, 2029

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	April 24, 2029†, subject to postponement if the final calculation day is postponed
Underlying index:	Nasdaq-100 Index®
Underlying index publisher:	Nasdaq, Inc., or any successor thereof
Automatic call:

The securities are not subject to automatic call until approximately one year after the original issue date. Following this 1-year non-call period, if, on any calculation day, beginning on April 24, 2025, the closing level of the underlying index is greater than or equal to the starting level, the securities will be automatically called for the applicable call payment on the related call settlement date. The last calculation day is the final calculation day, and any payment upon an automatic call on the final calculation day, if applicable, will be made on the maturity date.

The securities will not be automatically called on any call settlement date if the closing level of the underlying index is below the starting level on the related calculation day.

Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the underlying index on the applicable calculation day significantly exceeds its starting level. You will not participate in any appreciation of the underlying index.

Call payment:

The call payment will be an amount in cash per face amount corresponding to a return at a per-annum rate that will be set on the pricing date, as follows:

• 1st calculation day: at least $1,079.50, which corresponds to a call premium of at least 7.95%

• 2nd calculation day: at least $1,099.375, which corresponds to a call premium of at least 9.9375%

• 3rd calculation day: at least $1,119.25, which corresponds to a call premium of at least 11.925%

• 4th calculation day: at least $1,139.125, which corresponds to a call premium of at least 13.9125%

• 5th calculation day: at least $1,159.00, which corresponds to a call premium of at least 15.90%

• 6th calculation day: at least $1,178.875, which corresponds to a call premium of at least 17.8875%

• 7th calculation day: at least $1,198.75, which corresponds to a call premium of at least 19.875%

• 8th calculation day: at least $1,218.625, which corresponds to a call premium of at least 21.8625%

• 9th calculation day: at least $1,238.50, which corresponds to a call premium of at least 23.85%

• 10th calculation day: at least $1,258.375, which corresponds to a call premium of at least 25.8375%

• 11th calculation day: at least $1,278.25, which corresponds to a call premium of at least 27.825%

• 12th calculation day: at least $1,298.125, which corresponds to a call premium of at least 29.8125%

• 13th calculation day: at least $1,318.00, which corresponds to a call premium of at least 31.80%

• 14th calculation day: at least $1,337.875, which corresponds to a call premium of at least 33.7875%

• 15th calculation day: at least $1,357.75, which corresponds to a call premium of at least 35.775%

• 16th calculation day: at least $1,377.625, which corresponds to a call premium of at least 37.7625%

• Final calculation day: at least $1,397.50, which corresponds to a call premium of at least 39.75%

The actual call payment and call premium applicable to each calculation day will be determined on the pricing date.

April 2024	Page 2

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due April 24, 2029

No further payments will be made on the securities once they have been called.
Calculation days:

Quarterly, as follows:

• 1st calculation day: April 24, 2025†*

• 2nd calculation day: July 24, 2025†*

• 3rd calculation day: October 24, 2025†*

• 4th calculation day: January 26, 2026†*

• 5th calculation day: April 24, 2026†*

• 6th calculation day: July 24, 2026†*

• 7th calculation day: October 26, 2026†*

• 8th calculation day: January 25, 2027†*

• 9th calculation day: April 26, 2027†*

• 10th calculation day: July 26, 2027†*

• 11th calculation day: October 25, 2027†*

• 12th calculation day: January 24, 2028†*

• 13th calculation day: April 24, 2028†*

• 14th calculation day: July 24, 2028†*

• 15th calculation day: October 24, 2028†*

• 16th calculation day: January 24, 2029†*

• Final calculation day: April 19, 2029†*

Call settlement date:	Three business days after the applicable calculation day.*
Maturity payment amount:

If the securities are not automatically called, you will be entitled to receive on the maturity date a cash payment per security as follows:

▪ if the ending level is less than the starting level but greater than or equal to the threshold level:

                         $1,000; or

▪ if the ending level is less than the threshold level:

Under these circumstances, you will lose more than 25%, and possibly all, of your investment.

Performance factor:	The ending level divided by the starting level
Starting level:	, which is the closing level on the pricing date.
Ending level:	The closing level on the final calculation day.
Threshold level:	, which is equal to 75% of the starting level.
Face amount:	$1,000 per security. References in this document to a “security” are to a security with a face amount of $1,000.
Pricing date:	April 19, 2024†
Original issue date:	April 24, 2024† (3 business days after the pricing date)
CUSIP / ISIN:	61776LSW8/ US61776LSW80
Listing:	The securities will not be listed on any securities exchange.
Agents:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Securities—Supplemental information regarding plan of distribution; conflicts of interest.”

†To the extent we make any change to the pricing date or original issue date, the calculation days and maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

* Subject to postponement pursuant to “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day” in the accompany product supplement for principal at risk securities.

April 2024	Page 3

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due April 24, 2029

Estimated Value of the Securities

The face amount of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security.  We estimate that the value of each security on the pricing date will be approximately $955.00, or within $55.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the call payment amounts and the threshold level, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

April 2024	Page 4

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due April 24, 2029

Investor Considerations

The Principal at Risk Securities Linked to the Nasdaq-100® Index due April 24, 2029 (the “securities”) may be appropriate for investors who:

▪	Believe that the closing level of the underlying index will be greater than or equal to the starting level on one of the calculation days;

▪	Seek the potential for a fixed return if the underlying index has appreciated at all as of any of the calculation days in lieu of full participation in any potential appreciation of the underlying index;

▪	Understand that if the closing level of the underlying index is less than the starting level on each calculation day, they will not receive any positive return on their investment in the securities, and that if the closing level of the underlying index on the final calculation day has declined by more than 25% from the starting level, they will be fully exposed to the decline in the underlying index from its starting level and will lose more than 25%, and possibly all, of the face amount per security at maturity;

▪	Understand that the term of the securities may be as short as approximately one year, and that they will not receive a higher call payment with respect to a later calculation day if the securities are called on an earlier calculation day;

▪	Understand and are willing to accept the full downside risks of the underlying index;

▪	Are willing to forgo interest payments on the securities and dividends on the securities included in the underlying index; and

▪	Are willing to hold the securities until maturity.

The securities are not designed for, and may not be an appropriate investment for, investors who:

▪	Seek a liquid investment or are unable or unwilling to hold the securities to maturity;

▪	Require full payment of the face amount of the securities at maturity;

▪	Believe that the closing level of the underlying index will be less than the starting level on each calculation day;

▪	Seek a security with a fixed term;

▪	Are unwilling to accept the risk that, if the closing level of the underlying index is less than the starting level on each calculation day, they will not receive any positive return on their investment in the securities;

▪	Are unwilling to accept the risk that the closing level of the underlying index on the final calculation day may decline by more than 25% from the starting level to the ending level, in which case they will lose a significant portion or all of their investment;

▪	Seek current income;

▪	Are unwilling to accept the risk of exposure to the underlying index;

▪	Seek exposure to the upside performance of the underlying index beyond the applicable call premiums;

▪	Are unwilling to accept our credit risk; or

▪	Prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlying index, please see the section titled “Nasdaq-100® Index Overview” below.

April 2024	Page 5

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due April 24, 2029

Determining Timing and Amount of Payment on the Securities

The timing and amount of the payment you will receive will be determined as follows:

April 2024	Page 6

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due April 24, 2029

Hy

Scenario Analysis and Examples of Hypothetical Payments on the Securities

Hypothetical Payout Profile

The hypothetical payout profile below illustrates the call payment or maturity payment amount on the securities, as applicable, for a range of hypothetical performances of the underlying index from the starting level to the closing level on the applicable determination date.

April 2024	Page 7

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due April 24, 2029

Scenario Analysis and Examples of Hypothetical Payments on the Securities

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical.  Whether the securities are called will be determined by reference to the closing level of the underlying index on the calculation days, and the maturity payment amount will be determined by reference to the closing level of the underlying index on the final calculation day.  The actual call payment with respect to each applicable calculation day, starting level and threshold level will be determined on the pricing date.  Some numbers appearing in the examples below have been rounded for ease of analysis.  All payments on the securities are subject to our credit risk.  The below examples are based on the following terms*:

Investment term:	5 years
Hypothetical call payments:	The hypothetical call payment will be an amount in cash per face amount for each calculation day, as follows:
Call Payment

• 1st calculation day: $1,079.50

• 2nd calculation day: $1,099.375

• 3rd calculation day: $1,119.25

• 4th calculation day: $1,139.125

• 5th calculation day: $1,159.00

• 6th calculation day: $1,178.875

• 7th calculation day: $1,198.75

• 8th calculation day: $1,218.625

• 9th calculation day: $1,238.50

• 10th calculation day: $1,258.375

• 11th calculation day: $1,278.250

• 12th calculation day: $1,298.125

• 13th calculation day: $1,318.00

• 14th calculation day: $1,337.875

• 15th calculation day: $1,357.75

• 16th calculation day: $1,377.625

• Final calculation day: $1,397.50

Hypothetical starting level:	100
Hypothetical threshold level:	75, which is 75% of the hypothetical starting level

* The hypothetical starting level of 100 for the underlying index has been chosen for illustrative purposes only and does not represent the actual starting level of the underlying index.  The actual starting level and threshold level will be determined on the pricing date and will be set forth under “Terms” above.  For historical data regarding the actual closing levels of the underlying index, see the historical information set forth herein.

Automatic Call:

Example 1 — the securities are called following the second calculation day

Date	Closing Level	Payment (per Security)
1st Calculation Day	80 (below the starting level)	--
2nd Calculation Day	135 (at or above the starting level)	$1,099.375

In this example, on the first calculation day, the closing level of the underlying index is below the starting level. Therefore, the securities are not called.  On the second calculation day, the closing level of the underlying index is at or above the starting level.  Therefore, the securities are automatically called on the second call settlement date.  Investors will receive a payment of $1,099.375 per security on the related call settlement date.  No further payments will be made on the securities once they have been called, and investors do not participate in the appreciation in the underlying index.

April 2024	Page 8

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due April 24, 2029

How to calculate the payment investors will receive at maturity:

In the following examples, the closing level of the underlying index is below the starting level on each of the calculation days, and, consequently, the securities are not automatically called.

Example 1 — the ending level is below the starting level but at or above the threshold level

Date	Closing Level	Payment (per Security)
1st Calculation Day	80 (below the starting level, securities are not called)	--
2nd Calculation Day	86 (below the starting level, securities are not called)	--
3rd Calculation Day	73 (below the starting level, securities are not called)	--
4th to 16th Calculation Days	Various closing values (all below the starting level, securities are not called)	--
Final Calculation Day	92 (below the starting level but above the threshold level)	$1,000.00

In this example, the closing level of the underlying index is below the starting level on each of the calculation days, and therefore the securities are not called.  On the final calculation day, the ending level is below the starting level but at or above the threshold level, and accordingly, investors receive a maturity payment amount equal to the face amount of $1,000 per security, representing a 0% return over the 5-year term of the securities.

Example 2 — the ending level is below the threshold level

Date	Closing Level	Payment (per Security)
1st Calculation Day	67 (below the starting level, securities are not called)	--
2nd Calculation Day	60 (below the starting level, securities are not called)	--
3rd Calculation Day	62 (below the starting level, securities are not called)	--
4th to 16th Calculation Days	Various closing values (all below the starting level, securities are not called)	--
Final Calculation Day	40 (below the threshold level)

In this example, the closing level of the underlying index is below the starting level on each of the calculation days, and therefore the securities are not called.  On the final calculation day, the ending level is below the threshold level, and accordingly, investors receive at maturity an amount equal to the face amount times the performance factor.  The maturity payment amount is $400.00 per security, representing a loss of 60% on your investment over the 5-year term of the securities.

If the securities are not called prior to maturity and the ending level is below the threshold level on the final calculation day, the securities will be fully exposed to the decline in the closing level of the underlying index.  Under these circumstances, you will lose a significant portion or all of the face amount of your securities at maturity.

April 2024	Page 9

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due April 24, 2029

Risk Factors

This section describes the material risks relating to the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for principal at risk securities, index supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

▪	The securities do not pay interest or guarantee the return of the face amount of your securities at maturity. The terms of the securities differ from those of ordinary debt securities in that they do not pay interest or guarantee the return of the face amount of your securities at maturity. If the securities have not been automatically called and if the ending level of the underlying index is less than the threshold level, you will receive be exposed to the full decline in the value of the underlying index, as compared to the starting level, on a 1-to-1 basis, and you will receive for each security that you hold at maturity an amount equal to the face amount times the performance factor. In this case, you will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

▪	The appreciation potential of the securities is limited by the call payment specified for each calculation day. The appreciation potential of the securities is limited to the call payment specified for each calculation day if the underlying index closes at or above the starting level on any calculation day. In all cases, you will not participate in any appreciation of the underlying index, which could be significant.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the level of interest rates available in the market and the value of the underlying index on any day, including in relation to the starting level and threshold level, will affect the value of the securities more than any other factors. Other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlying index,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or the securities markets generally and which may affect the value of the underlying index,

o	dividend rates on the securities underlying the underlying index,

o	the time remaining until the securities mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the underlying index and changes in the constituent stocks of the underlying index, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above.  Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the face amount of $1,000 per security if the level of the underlying index at the time of sale is near or below its threshold level or if market interest rates rise.

You cannot predict the future performance of the underlying index based on its historical performance.  If the securities are not called and the ending level is less than the threshold level, you will be exposed on a 1-to-1 basis to any decline in the ending level in excess of 25%.  See “Nasdaq-100 Index® Overview” below.

April 2024	Page 10

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due April 24, 2029

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or the component stocks of the underlying index. Investors in the securities will not participate in any positive performance of the underlying index, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.

▪	Reinvestment risk. The term of your investment in the securities may be shortened due to the automatic call feature of the securities. If the securities are called prior to maturity, you will receive no further payments on the securities and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs

April 2024	Page 11

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due April 24, 2029

and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time.  The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. and WFS may, but are not obligated to, make a market in the securities and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the securities, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the starting level, the threshold level and the ending level and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the ending level in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “General Terms of the Securities—Market Disruption Events,” “—Adjustments to an Index,” “—Discontinuance of an Index,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day” and “Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement for principal at risk securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying index or the component stocks of the underlying index), including trading in the stocks that constitute the underlying index, as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final calculation day approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting level, and, therefore, could increase (i) the level at or above which the underlying index must close on the calculation days so that the securities are called for the call payment and (ii) the threshold level for the underlying index, which is the level at or above which the underlying index must close on the final calculation day so that you do not suffer a significant loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underlying index on the calculation days, and, accordingly, whether we call the securities prior to maturity and the amount of cash you will receive at maturity, if any.

▪	The maturity date may be postponed if the final calculation day is postponed. If the scheduled final calculation day is not a trading day or if a market disruption event occurs on that day so that the final calculation day is

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Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due April 24, 2029

postponed and falls less than three business days prior to the maturity date, the maturity date of the securities will be postponed to the third business day following that final calculation day as postponed.

▪	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying index to which the securities are linked.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information About the Securities—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for principal at risk securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

▪	Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index on any calculation day, the determination of whether the securities will be called or the amount payable at maturity, as applicable, will be based on the value of the underlying index, based on the closing prices of the stocks constituting the underlying index at the

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Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due April 24, 2029

time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance, as compared to the starting level or threshold level, as applicable.

▪	Historical levels of the underlying index should not be taken as an indication of the future performance of the underlying index during the term of the securities. No assurance can be given as to the level of the underlying index at any time, including on the final calculation day, because historical levels of the underlying index do not provide an indication of future performance of the underlying index.

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Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due April 24, 2029

Nasdaq-100 Index® Overview

The Nasdaq-100 Index®, which is calculated, maintained and published by Nasdaq, Inc., is a modified capitalization-weighted index of 100 of the largest and most actively traded equity securities of non-financial companies listed on The Nasdaq Stock Market LLC (the “Nasdaq”). The Nasdaq-100 Index® includes companies across a variety of major industry groups. At any moment in time, the value of the Nasdaq-100 Index® equals the aggregate value of the then-current Nasdaq-100 Index® share weights of each of the Nasdaq-100 Index® component securities, which are based on the total shares outstanding of each such Nasdaq-100 Index® component security, multiplied by each such security’s respective last sale price on the Nasdaq (which may be the official closing price published by the Nasdaq), and divided by a scaling factor, which becomes the basis for the reported Nasdaq-100 Index® value. For additional information about the Nasdaq-100 Index®, see the information set forth under “Nasdaq-100 Index®” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the underlying index for the period from January 1, 2019 through April 5, 2024. The closing level of the underlying index on April 5, 2024 was 18,108.46.  We obtained the information in the graph below from Bloomberg Financial Markets without independent verification.  You should not take the historical levels of the underlying index as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time, including on the calculation days.

Nasdaq-100 Index® Daily Closing Levels January 1, 2019 to April 5, 2024

“Nasdaq®,” “Nasdaq-100®” and “Nasdaq-100 Index®” are trademarks of Nasdaq, Inc. For more information, see “Nasdaq-100 Index®” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due April 24, 2029

Additional Information About the Securities

Minimum ticketing size

$1,000 / 1 security

Tax considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for principal at risk securities, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪	Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for principal at risk securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”).  Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”).  However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security.  Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date.  However, we will provide an updated determination in the pricing supplement.  Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for principal at risk securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due April 24, 2029

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for principal at risk securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering.  WFS will receive a commission of up to $28.25 for each security it sells.  WFS proposes to offer the securities in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $20.00 per security.  In addition to the selling concession allowed to WFA, WFS may pay $0.75 per security of the commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, we may pay a fee of up to $5.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for principal at risk securities for information about the distribution arrangements for the securities.  References therein to “agent” refer to each of MS & Co. and WFS, as agents for this offering, except that references to “agent” in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS.  MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.  When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the call payments, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Estimated Value of the Securities” beginning on page 4.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for principal at risk securities and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for principal at risk securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated February 22, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for principal at risk securities, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Principal at Risk Securities dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated February 22, 2024

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Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Nasdaq-100 Index® due April 24, 2029

Terms used but not defined in this document are defined in the product supplement for principal at risk securities, in the index supplement or in the prospectus.

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